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                                                                     Exhibit 2.1

                               AGREEMENT OF SALE
                               -----------------


     THIS AGREEMENT OF SALE (the "Agreement") is made as of the 28th day of August, 2001, by and between MACE CAR WASH, INC., a Delaware Corporation, 1000 Crawford Place, Suite 400, Mt. Laurel, New Jersey 08054 (the "Seller"), and 225 PLAZA BOULEVARD, INC., or his nominee, 1082 Temperance Lane, Richboro, Pennsylvania (the "Buyer").

     Intending to be legally bound hereby, the parties hereto agree:

     1.   Sale and Purchase. Subject to the terms and conditions hereinafter set
          -----------------
forth, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and accept from Seller:

          1.1 all that certain lot or piece of ground described in Exhibit "A" attached hereto (the "Land") , together with the related and appurtenant structures, and together with all fixtures, including without limitation, trade fixtures; heating, ventilation, air conditioning, plumbing, electrical, drainage, fire alarms, communication, sprinkler, security and exhaust systems and their component parts; pipes, pumps, storage and fuel tanks and other equipment and improvements, exhaust to or forming a part of the Real Estate (collectively the "Fixtures") and together with all easements, herediments, rights and privileges appurtenant thereto (collectively the "Real Estate");

          1.2 the following personal property (the "Personal Property") of Seller used in connection with the operation of the Plaza Car Wash located on the Real Estate (the "Business"):

               1.2.1 All computers, tunnel master systems, printers, vending machines, tools, hoses, brushes, auto wash equipment, auto wash conveyor, auto drying equipment, hydraulic lifts, and similar items in Sellers' possession or control, located in or on, or the Facility, including without limitation the items specifically listed in Exhibit "B" hereto (collectively, the "Equipment");

               1.2.2 All furnishings, supplies, sales and promotional materials, business files, customer records, computer programs and software, and any construction or "as-built" plans and specifications for the Facility, to the extent the foregoing are located in or on the Real Estate;

               1.2.3 All retail inventory and operating inventory pertaining to the operation of the business located on the Facility;

               1.2.4 All intangible personal property used in connection with the business including but not limited to:
                         (1)  all contracts with Buyer agrees to assume;
                         (2)  all permits pertaining to the operation of the
business; and
                         (3)  all intellectual property used in connection with
the operation of the car wash business including without limitation trade marks, trade names, and the exclusive right to use of the name "Plaza Car Wash", all good will associated with the business, all telephone listings, advertisements and other intangible assets associated with the business.

          The Real Estate, Appurtenances and Personal Property are referred to herein collectively as the "Property". Attached hereto as Exhibit "C" is a list of the tangible Personal Property which has been executed on the date hereof by Buyer and Seller.

     2.   Purchase Price. The purchase price for the Property (the "Purchase
          --------------
Price") shall be One Million Two Hundred Thousand Dollars ($1,200,000.00). The Purchase Price shall be paid to Seller by Buyer at closing by title insurance company check.

     3.   Allocation of Purchase Price. The parties agree that the One Million
          ----------------------------
Two Hundred Thousand Dollar ($1,200,000.00) payment being made by Buyer shall be allocated as follows:

               Building                             $  600,000.00
               Land                                 $  250,000.00
               Furniture, Fixtures and Equipment    $  150,000.00
               Good Will                            $  200,000.00
                                                    -------------
               TOTAL:                               $1,200,000.00

     4.   Covenants, Representations and Warranties of Seller. Seller covenants,
          ---------------------------------------------------
represents and warrants to Buyer as follows:

          4.1 Seller has the power and authority to sell, transfer, convey and deliver the Property to be sold and purchased hereunder.

          4.2 The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement of Seller or any instrument to which Seller is a party or by which Seller or the Property is bound, or any judgment, decree or order of any court or governmental body, or any applicable law, rule or regulation.

          4.3 As of the date of execution of this Agreement, no public improvement assessments have been made against the Real Estate which remain unpaid, and no notice of any government or public authority has been served upon Seller pertaining to any violations of the Zoning, Building, Safety or Fire Ordinances of Morrisville Borough which remain uncorrected unless otherwise specified herein. Any notice of improvements or assessments received on or before the date of Seller's execution of this Agreement, shall be the responsibility of Seller; any notices received thereafter shall be the responsibility of the Buyer.

          4.4 There do not exist any leases for any equipment, furniture or trade fixtures used in connection with the Business, except as set forth on Exhibit "D".

          4.5 Seller has entered into no contracts in connection with the Business which will have any affect upon the Business after Closing except as set forth in Exhibit "E".

                                       2
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          4.6  Seller warrants and covenants that Seller is the legal owner of the Property and that the Property is not subject to any lease, option, right of first refusal or agreement of sale and Seller shall indemnify, defend and save Buyer harmless from and against the claims of any tenant or person claiming a right, title or interest in or to the Property, except as set forth in Exhibit "D".

          4.7 Seller warrants and represents that to the knowledge of Seller there is no action, suit, proceeding or bankruptcy pending or threatened against Seller effecting the Property or relating to or arising out of ownership of the Property or this Agreement.

          4.8 Seller covenants that the Property to the best of its knowledge is free and clear of all liens and encumbrances from and after the date hereof and through the time of recording of the deed that is to be delivered by Seller to Buyer under this Contract.

          4.9 Seller warrants, represents and covenants that to its knowledge there is no underground storage tank on the Property.

          4.10 Seller warrants, represents and covenants that there is no pending or threatened claim, action, complaint, notice of violation or proceeding by any governmental authority or third party respecting the Property arising out of any violation or alleged violation of any Environmental Law.

          4.11 Seller warrants, represents and covenants that to Seller's knowledge without making any special inquiry, the Property is in compliance with all Federal, State and Local Environmental Laws.

          4.12 Seller warrants, represents and covenants that to its knowledge, Property is not in a flood plain.

          4.13 Seller warrants, represents and covenants that to its knowledge no wetland areas are included in the Property.

          4.14 As of Closing, there will be no management, service or other agreements with respect to the business other than those which Buyer has agreed to assume.

          4.15 To Seller's knowledge, no portion of the Property is in violation of any obligation or requirement under, any law, ordinance, code, rule, order, regulation or requirement of any governmental authority, any applicable principle of common law, and there are no presently outstanding or uncured notices of actual or asserted violations.

          4.16 To Seller's knowledge no portion of the Property is being used, or has been used at any previous time, for the production, disposal, treatment, processing or other handling of (i) waste, contamination, PCB's or any other toxic or hazardous substances as defined pursuant to the Comprehensive Environmental Response Compensation and Liability Act, 41 U.S.C. 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-449, 100 Stat. 1613 (Oct. 17, 1986) ("CERCLA"); (ii) "regulated substances" within the meaning of Title 1 of the Resource Conservation and Recovery Act, 42 U.S.C. 6991-6991i, as amended by the

                                       3
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Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, 100
Stat. 1613 (Oct. 17, 1986); (iii) "hazardous waste" as defined pursuant to the Pennsylvania Solid Waste Management Act, Pa. Stat. Ann., Title 35, 601.8101 to
691.1003 (Purdon's Supp. 1987); (iv) any other substances which may be the subject of liability pursuant to Section 316 or 401 of the Pennsylvania Clean Streams Law, Pa. Stat. Ann., Title 35, 691.1 to 691.1001 (Purdon's 1977 and Supp. 1987); or (v) any other dangerous, toxic or hazardous pollutant, contaminant, waste, material or substance as defined in or governed by any other federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substances or otherwise relating to human health or safety or the environment. Notwithstanding the above, car wash chemicals are used at the property which chemicals contain regulated substances and hazardous waste.

          4.17 There are no persons employed or engaged by any Seller in connection with the management, operation or maintenance of all or any portion of the Assets whose employment agreements may not be terminated at will. Sellers' have carried all necessary workers compensation insurance with respect to all employees, up to the date of Closing, have filed all tax returns and other required filings and have withheld and paid all amounts required by law to be withheld or paid in respect thereof. Sellers' have received no notice of violation of any provision of OSHA or any rule or regulation relating to the health and safety conditions of any Seller's workplace.

     The representations, warranties and covenants of this Article are made as of the time of execution of this Contract and at the time of holding of settlement, and the obligations of Buyer under this Contract are contingent upon said representations, warranties and covenants being true and correct as of both dates. The representations, warranties and covenants of this Article survive closing for six (6) months. In addition, Seller hereby agrees to indemnify, defend and save Buyer harmless from and against any and all loss, damage, liability, penalties, fines and the like, of whatever nature, including attorneys' and environmental expert fees should any of the foregoing representations or warranties prove to be untrue or inaccurate, provided no indemnification and hold harmless shall apply or be available six (6) months after closing. There are no implied representations or warranties other than those expressly set forth herein. Except as set forth the property is being sold "As-Is" with no warranties.

     5.   Representations and Warranties of Buyer. Buyer represents and warrants
          ---------------------------------------
to Seller as follows:

          5.1 Buyer has the power and authority to purchase the Property hereunder.

          5.2 The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement of Buyer or any instrument to which Buyer is a party or by which Buyer is bound or any judgment, decree or order of any court or governmental body or any applicable law, rule or regulation.

          5.3 All other representations and warranties of Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct on the date of Closing.

     6.   Closing.
          -------

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          6.1  The Closing under this Agreement (the "Closing") shall be held on or before August 31, 2001, or on such earlier date as Buyer may designate upon five (5) days prior written notice to the parties. Time is understood to be of the strict essence hereof.

          6.2  At Closing, Seller shall deliver to Buyer the following:

               6.2.1 A special warranty deed to the Real Estate, duly executed and acknowledged by Seller and in proper form for recording, conveying fee simple title to the Real Estate to Buyer;

               6.2.2 Possession to the Real Estate shall be delivered in "as is" condition.

               6.2.3 Bill of Sale for the tangible Personal Property in the form attached as Exhibit "G" hereto.

          6.3  At Closing, Buyer shall deliver to Seller the following:

               6.3.1     A title company check for the balance of the Purchase
          Price.

     7.   Apportionments; Expenses.
          ------------------------

          7.1  Apportionments. The following items shall be adjusted and
               --------------
apportioned between Seller and Buyer as follows:

               7.1.1     Taxes. All real estate taxes affecting the Property
                         -----
          shall be pro rated on a per diem basis as of the Closing Date, disregarding any discount or penalty and on the basis of the fiscal year of the authority levying the same. If any of the same have not been finally assessed, as of the date of Closing, for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re-adjusted immediately when and if final bills are issued.

               7.1.2     Utilities. Charges for water, sewer rental, if any, and
                         ---------
          all other utilities shall be pro rated on a per diem basis as of the Closing Date, disregarding any discount or penalty and on the basis of the fiscal year or billing period of the authority, utility or other person levying or charging for the same. If the consumption of any of the foregoing is measured by meters, then in lieu of apportionment as aforesaid Seller shall , obtain meter readings for each such meter on, or as close as possible, to the date of closing and Seller shall pay all charges thereunder through the date of the meter readings. If there is no such meter or if the bills for any of the foregoing have not been issued prior to the date of the Closing, the charges therefor shall be adjusted at the Closing on the basis of charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued. Seller and Buyer shall cooperate to cause the transfer of the Property's utility accounts from Seller to Buyer.

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          7.2  Expenses. Each party shall pay all its own expenses incurred in
               --------
connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, (i) all costs and expenses stated herein to be borne by a party, and (ii) all of their respective accounting, legal and appraisal fees. Buyer, in addition to Buyer's other expenses, shall pay for (a) all recording charges incident to the recording of the deed for the Real Estate, (b) all title insurance premiums. Seller and Buyer shall each pay one half of all realty transfer taxes.

     8.   Damage or Destruction; Condemnation.
          -----------------------------------

          8.1 Risk of loss to the Property from fire or other casualty shall be borne by Seller until Closing. If the Property or any portion thereof is substantially damaged or is destroyed by fire or other casualty prior to Closing and Seller is unable or fails to restore, by the date established for Closing, the damaged portion of the Property to a condition equivalent to that which existed immediately prior to the casualty, then Buyer shall have the option of canceling the Agreement or electing to proceed. For purposes of this paragraph, substantial damage shall be damage estimated by a contractor of Seller's selection and reasonably acceptable to Buyer, to cost in excess of $50,000.00 to repair. In the event that damage is not substantial or if, notwithstanding substantial damage, Buyer elects to proceed with Closing, Seller shall assign to Buyer all of the Seller's right, title and interest in the proceeds to be paid on the claim of loss.

          8.2 If prior to Closing, any portion of the Property becomes subject to a condemnation proceeding or a threat thereof by public or quasi public authority having the power of eminent domain, Seller shall immediately notify Buyer thereof in writing and Buyer may elect to terminate this Agreement. For purposes of this Paragraph, "substantial portion" shall be defined as a taking of such portion of the Property such that Buyer's use of the Property would be materially impacted as Buyer shall determine or the taking of such land which prevents access to the Property from a public road. If Buyer elects to terminate this Agreement, it shall so notify Seller within fifteen (15) days after Buyer has received written notice of such proceedings from Seller and the Escrow Funds shall be returned to the Buyer and this Agreement shall be deemed null and void and the parties hereto shall have no further obligations to or recourse against each other with regard to the matters provided for herein. If Buyer has not elected to terminate this Agreement as provided in this Paragraph, the transaction shall proceed as contemplated herein, in which event Buyer shall be entitled to received all proceeds of any award or payment in lieu thereof.

          8.3 All existing casualty insurance policies respecting the Property shall be maintained and kept in full force and effect by Seller pending Closing.

     9.   Title.
          -----

          9.1 The title to the Property shall be such as will be insured at ordinary rates by a reputable title insurance company designated by Buyer as good and marketable, free and clear of all liens, restrictions, easements, encumbrances, leases and other title objections other than those which Buyer agrees to accept on or before Closing.

          9.2 If title to the Property cannot be conveyed to the Buyer at the time of settlement in accordance with the requirements of paragraph (a) above, then Buyer shall have the right to take such title as Seller can convey, with an abatement of the Purchase Price to the extent of liens of an ascertainable amount created by Seller and not removed as objections from the title report, provided that the amount of the abatement is paid to the then lien holder or holders or to the title insurance company for the discharge or release of liens. Buyer shall, as an alternative, have the right to terminate this Agreement in which event the deposit of Buyer and interest earned thereon shall be returned to Buyer and there shall be no further liability by either Buyer or Seller hereunder and this Agreement shall become null and void.

          9.3 In the event the Seller is unable to give a good and marketable title and such as will be insurable by a reputable Title Insurance Company, Buyer shall either take such title as the Seller can give without abatement of Purchase Price, or be repaid all monies that Buyer has paid to Seller on account of the Purchase Price, together with all expenses incurred by Buyer in connection with pursuing the transaction.

     10.  Buyer's Contingencies. Buyer's obligation to settle under this
          ---------------------
Agreement shall be contingent upon the following:

          10.1 Buyer obtaining all necessary municipal and governmental approvals, permits and agreements required for Buyer's use of the Property for a car wash in accordance with its existing use.

          10.2 Buyer verifying that the Property is served by public water and sewer by Morrisville Borough.

     Buyer agrees to use reasonable diligence and act in good faith in pursuit of the satisfaction of all contingencies.

          10.3 Due Diligence.
               -------------

          10.4 Buyer shall have the right, upon advance notice to Seller, to inspect the Property and the books and records of the Business for through the date of Closing, which shall include the right to conduct environmental audits of the Property (hereinafter referred to as the "Due Diligence Period"), at Buyer's sole cost and expense. Buyer shall promptly commence and perform its due diligence investigation following execution of this Agreement and Seller shall provide reasonable access to the Property in cooperation with Buyer in connection therewith. If the condition of the Property or business records are determined to be unsatisfactory to Buyer, Buyer shall have the right to terminate this Agreement by written notice given to Seller prior to the expiration of the Due Diligence Period. In the event Buyer terminates this Agreement in accordance with this paragraph, Buyer's deposit money, together with interest, shall be returned to Buyer, and this Agreement shall be null and void, and Buyer and Seller shall thereafter have no further obligations hereunder.

          10.5 Buyer shall indemnify, defend and hold Seller harmless from and against any costs, damage, expense, liability, claim, suit or proceeding, arising from or relating to such inspection, and Buyer shall restore Property to the condition existing prior to the inspection.

          10.6 If Buyer does not terminate this Agreement in writing within the Due Diligence Period, Buyer's right to terminate pursuant to this paragraph shall lapse.

          10.7 It is understood and agreed that Buyer and Buyer's agents, representatives, inspectors, and other persons designated by Buyer or Lender of Buyer shall have the right from time to time from and after the date of this Agreement to enter upon the Property for the purpose of inspection, preparation of plans, taking of measurements, making of appraisals, and generally for the ascertainment of the condition of the Premises and the obtaining of such information as may be necessary for Buyer and Lender of Buyer.

          Seller's Contingencies. Bank One, NA shall consent to the sale of the
          ----------------------
Property by Seller to Buyer. Bank One, NA has the approval right to the sale under loan agreements between Seller and Bank One, NA.

     11.  Defaults Prior to Closing.
          -------------------------

          11.1 Should Seller violate or fail (in breach of its obligations hereunder) to fulfill or perform any of the terms, conditions or undertakings set forth in this Agreement applicable to him at or prior to Closing, and if as a result thereof a Closing hereunder shall not occur, then in such case Buyer's sole remedy shall be the right to specific performance.

     12.  Notices. All notices and other communications hereunder shall be in
          -------
writing (whether or not a writing is expressly required hereby), and shall be deemed to have been given if hand delivered or sent by an express mail service or by courier, then if and when delivered to and received by the respective parties or one (1) day after delivery was refused at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby):

          12.1 If to Seller:
               ------------
               Mace Car Wash Inc.
               1000 Crawford Place
               Suite 400
               Mt. Laurel, NJ  08054

               With a required copy to Agent and:
               ---------------------------------

          12.2 If to Buyer:
               -----------
               Kenneth P. Koretsky
               1082 Temperance Lane
               Richboro, PA 18954

               With a required copy to Agent and:
               ---------------------------------
               John P. Koopman, Esquire

               Begley, Carlin & Mandio
               680 Middletown Boulevard
               Langhorne, PA 19047

     13.  Condition of the Property. Buyer agrees to accept the Property at
          -------------------------
Closing in the same condition as existed upon the conclusion of the Due Diligence, subject to ordinary wear and tear,.

     14.  Commission. Buyer and Seller represent and warrant that neither party
          ----------
has been represented by a real estate broker in connection with this transaction and that no commission in connection with the sale of this Real Estate are due to any real estate broker.

     15.  Miscellaneous.
          -------------

          15.1 Tender. Formal tender of an executed deed and purchase money is
               ------
hereby waived; but nothing herein shall be deemed a waiver of the obligation of Seller to execute, acknowledge and deliver the deed to the Property or the concurrent obligation of Buyer to pay the Purchase Price.

          15.2 Time of the Essence. All times, wherever specified herein, are of
               -------------------
the essence of this Agreement.

          15.3 FIRPTA. At Closing, Seller shall deliver to Buyer a written
               ------
certification in the form of Exhibit "I" to Buyer and dated no earlier than ten
(10) days prior to the date of Closing, which certification shall be in compliance with The Tax Reform Act of 1984 (the "Act") and the regulations thereunder that are imposed by the Foreign Investment in Real Property Tax Act ("FIRPTA"), and certifying that Seller is not a person subject to withholding under FIRPTA and the Act, and containing Seller's tax identification number and address.

          15.4 Governing Laws; Parties at Interest. This Agreement shall be
               -----------------------------------
governed by Pennsylvania law and shall bind and inure to the benefit of the parties hereto and, their respective heirs, executors, administrators, personal representatives, successors and assigns.

          15.5 Headings. The headings preceding the text of the paragraphs and
               --------
subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

          15.6 Entire Agreement; Amendments. This Agreement and the Exhibits
               ----------------------------
hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

     16.  Assignability. It is agreed that Buyer may assign this Agreement to a
          -------------
nominee.

     17.  Approval. The sale is made subject to the written approval of Seller
          --------
within five (5) days of Buyer's execution hereof.

     18.  Counterparts. This Agreement may be executed simultaneously in two (2)
          ------------
or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. The counterparts may be executed and delivered by facsimile signature and will be binding based on such execution.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date and year first above written.

                                             MACE CAR WASH INC.

                                             By: /s/ Gregory  M. Krzemien
                                             Gregory M. Krzemien, Treasurer

                                             Attest: /s/ Stephen J. Duskin


                                             225 PLAZA BOULEVARD, INC.

                                             By: /s/ Kenneth Korestsky
                                             Kenneth Koretsky, President

                                             Attest: /s/ John S. Koopman